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                                                                    EXHIBIT 10.3

                                    AGREEMENT

      THIS AGREEMENT is entered into on, and effective as of the ____ day of April, 2004 and is by and between NORTHERN PLAINS NATURAL GAS COMPANY, a Delaware corporation, ("NPNG") and NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP, a Delaware limited partnership (the "ILP"). NPNG and ILP are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

                                R E C I T A L S:

      On January17, 2003, the ILP, through a subsidiary, acquired a 33.33 percent interest in Guardian Pipeline, L.L.C., a Delaware limited partnership.

      Guardian Pipeline, L.L.C. owns the Guardian Pipeline (as defined below) and Guardian Pipeline, L.L.C. issued a request for proposal for Operator of Guardian Pipeline to several parties, including NPNG.

      NPNG, a general partner of the ILP, submitted a proposal to operate Guardian Pipeline and subsequent to its review of proposals received, Guardian Pipeline, L.L.C. notified NPNG that, subject to the negotiation and execution of an Operating Agreement (as defined below) and an Interim and Conversion Services Agreement (as defined below), it had been selected to be the Operator of Guardian Pipeline.

      Pursuant to the terms of the ILP Agreement (as defined below), the ILP Policy Committee (as defined below) has been vested with all management powers over the business and affairs of the ILP.

      The ILP Policy Committee have determined that the services rendered by NPNG as Operator of Guardian Pipeline provide a benefit to the ILP and therefore, as permitted by Section 6.2(a) of the ILP Agreement, the ILP desires to contract with NPNG to assume the net financial risks and/or benefits resulting from and arising out of the Operating Agreement and the Interim and Conversion Services Agreement.

      NOW, THEREFORE, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      1.1 DEFINITIONS. (a) Capitalized terms used herein but not defined shall have the meaning given them in the ILP Agreement.

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            (b) As used in this Agreement, the following terms shall have the respective meanings set forth below:

            "Affiliate" means any legal entity which, directly or indirectly, controls a Person, is controlled by a Person, or is under common control with a Person (whereby "control" means the ability to elect a majority of the directors of the entity or otherwise direct the management of the entity, through contract or otherwise).

            "Expansion/Extension" shall mean any pipelines, compression facilities, pipeline interconnect facilities and appurtenances owned by Guardian Pipeline, L.L.C. that expand the Guardian Pipeline with the purpose of increasing the capacity thereof, or that extend the Guardian Pipeline to interconnect with a new supply source or a new delivery point.

            "Guardian Pipeline" shall mean the approximately 140.3-mile 36-inch outside diameter pipeline extending from the Chicago Hub near Joliet, Illinois to a terminus near Ixonia, Wisconsin; all related facilities as fully set forth in Guardian's Federal Energy Regulatory Commission ("FERC") application for certificates of public convenience and necessity filed in FERC Docket Nos. CP00-36-000, CP00-37-000 and CP-38-000; and any Expansion/Extension thereof.

            "ILP Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of Northern Border Intermediate Limited Partnership, dated as of October 1, 1993.

            "ILP Policy Committee" shall mean the committee formed pursuant to
            Section 6.1(a) of the ILP Agreement.

            "Interim and Conversion Services Agreement" shall mean that certain Agreement dated March 31, 2004, by and between Guardian Pipeline, L.L.C. and NPNG and attached hereto as Exhibit A.

            "Operating Agreement" shall mean that certain Operating Agreement dated April 5, 2004, by and between Guardian Pipeline, L.L.C. and NPNG and attached hereto as Exhibit B.

            "Parent" means any Person who directly or indirectly owns more than 50% of the outstanding voting interest of a Person.

            "Person" means an individual, corporation, limited liability company, joint stock company, trust, partnership, unincorporated association, or any other legal entity.

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                                   ARTICLE II
                                    SERVICES

      2.1 TERM; SERVICES. NPNG will provide a benefit to the ILP while serving as Operator of Guardian Pipeline. During the respective terms of the Operating Agreement and the Conversion Agreement, and in recognition of the benefit provided by NPNG, the ILP and NPNG agree to the provisions regarding payment of the net amounts as more particularly described in Section 3.3.

      2.2 AMENDMENTS. NPNG agrees that it will not enter into any amendment of either the Operating Agreement or the Interim and Conversion Services Agreement without the prior written approval of the ILP Policy Committee.

                                   ARTICLE III
                       FINANCIAL AND ACCOUNTING PRACTICES

      3.1 ACCOUNTING. (a) NPNG shall keep a full and complete account of all costs, expenses and expenditures incurred by it in discharging its responsibilities and obligations under the Operating Agreement and the Interim and Conversion Services Agreement.

      (b) To the extent that NPNG incurs any costs, expenses or expenditures resulting from or arising out of its obligations to indemnify Guardian Pipeline, L.L.C. pursuant to the Operating Agreement or the Interim and Conversion Services Agreement the ILP shall not be liable for any such costs, expenses or expenditures, and the statements prepared pursuant to Section 3.2 shall not include any amounts related to such costs, expenses or expenditures.

      (c) To the extent that NPNG enters into activities on behalf of Guardian Pipeline, L.L.C. other than the discharge of its responsibilities and obligations under the Operating Agreement and the Interim and Conversion Services Agreement, the ILP shall not be liable for any such costs, expenses or expenditures, and the statements prepared pursuant to Section 3.2 shall not include any amounts related to such other costs, expenses or expenditures.

      3.2 STATEMENTS. During the respective terms of the Operating Agreement and the Interim and Conversion Services Agreement, NPNG shall deliver a statement to the ILP on the fifteenth day of each month (beginning August 15, 2004). Each statement will a) include the costs, expenses and expenditures incurred by NPNG for the previous month in connection with the discharge of its responsibilities and obligations pursuant to the Operating Agreement and the Interim and Conversion Services Agreement and b) the amount of any and all compensation received by NPNG from Guardian Pipeline, L.L.C. for or during the previous month pursuant to the Operating Agreement and the Interim and Conversion Services Agreement. Each statement will be summarized by appropriate classifications indicative of the nature thereof and copies of each will be sent to Northwest Border and Pan Border.

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      3.3   PAYMENTS. (a) If the amount on the statement set forth pursuant to
Section 3.2(a) exceeds the amount on the statement set forth pursuant to Section 3.2(b), then the ILP shall transmit payment to NPNG of an amount equal to the difference between the amounts on the statement set forth pursuant to Sections 3.2(a) and 3.2(b). The ILP shall transmit such payment via wire transfer within three (3) business days of receipt of the statement to the following account:

                                JP Morgan Chase
                                New York, NY
                                Account Number 304-153478
                                ABA Number 021 000 021

      (b) If the amount on the statement set forth pursuant to Section 3.2(a) is less than the amount on the statement set forth pursuant to Section 3.2(b), then NPNG shall transmit payment to the ILP of an amount equal to the difference between the amounts on the statement set forth pursuant to Sections 3.2(a) and 3.2(b). NPNG shall transmit such payment via wire transfer within three (3) business days of the date of the statement to the following account:

                                Citibank, N.A.
                                New York, NY
                                Account Number 3045-3828
                                ABA Number 021 000 089

      (c) If payment is not transmitted within the time prescribed in Sections 3.2(a) and 3.2(b), the unpaid balance shall bear interest until paid at a rate (which in no event shall be higher than the maximum rate or rates permitted by applicable law) equal to the prime rate charged by Citibank, N.A. in New York, New York from time to time to responsible commercial and industrial borrowers.

      (d) Neither payment nor acceptance of any such amount calculated pursuant to Sections 3.2(a) and 3.2(b) shall prejudice the right of the ILP to protest or question the correctness thereof; provided, however, all statements rendered by NPNG during any calendar year shall conclusively be presumed to be true and correct after two (2) years following the end of any such calendar year, unless prior to the end of said two (2) year period the ILP takes written exception thereto and makes claim for adjustment. No adjustment favorable to NPNG shall be made unless written notice of such adjustment is received by the ILP within the same prescribed period.

      3.4 OBJECTIONS. The ILP may, within the time period provided in Section 3.5, take written exception to any statement, or any part thereof, rendered by NPNG for any amount set forth therein pursuant to Sections 3.2(a) or 3.2(b), on the grounds that the same was not a reasonable, authorized, and proper cost incurred by NPNG in discharging its responsibilities and obligations pursuant to the Operating Agreement and the Interim and Conversion Services Agreement or was not the correct amount of compensation to be received by NPNG from Guardian Pipeline, L.L.C. pursuant to the Operating Agreement

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and the Interim and Conversion Services Agreement. The ILP shall nevertheless pay all amounts calculated pursuant to Section 3.3(a) in full when due. If, however, the amount as to which such written exception is taken or any part thereof is ultimately determined by the ILP not to be a reasonable, authorized, and proper cost, expense or expenditure incurred by NPNG in discharging its responsibilities and obligations under the Operating Agreement and the Interim and Conversion Services Agreement or the correct amount of compensation to be received by NPNG from Guardian Pipeline, L.L.C. pursuant to the Operating Agreement and the Interim and Conversion Services Agreement, such amount or portion thereof (as the case may be) shall be refunded by NPNG to the ILP together with interest thereon at a rate (which in no event shall be higher than the maximum rate or rates permitted by applicable law) equal to the prime rate charged by Citibank, N.A. in New York, New York from time to time to responsible commercial and industrial borrowers during the period from the date of payment by the ILP to the date of refund by NPNG. If NPNG does not agree to refund such amount or portion thereof (as the case may be) the ILP may initiate the procedures under Article IV Dispute Resolution to resolve the matter.

      3.5 AUDIT. The ILP and its designated representatives (including representatives from each General Partner), after fifteen (15) days' notice in writing to NPNG, shall have the right during normal business hours to audit, at their own expense, all books and records of NPNG. Such audits shall not be commenced more often than twice each calendar year. The ILP shall have two (2) years after the close of a calendar year in which to make an audit of NPNG's records for such calendar year. Absent fraud or intentional concealment or misrepresentation by NPNG or its employees, NPNG shall neither be required nor permitted to adjust any item unless a claim therefore is presented or adjustment is initiated within two (2) years after the close of the calendar year in which the statement therefore is rendered, and in the absence of such timely claims or adjustments, the statements rendered shall be conclusively established as correct. NPNG shall obtain similar rights from contractors, consultants and suppliers engaged to discharge any of the responsibilities and obligations under the Operating Agreement and the Interim and Conversion Services Agreement.

                                   ARTICLE IV
                               DISPUTE RESOLUTION

      4.1 COVERED DISPUTES. Any dispute, controversy or claim (whether sounding in contract, tort or otherwise) arising out of or relating to this Agreement, including, without limitation, the meaning of its provisions, or the proper performance of any of its terms by a Party hereto, its breach, termination or invalidity ("Dispute") shall be resolved in accordance with the procedures specified in this Article IV, which will be the sole and exclusive procedure for the resolution of any such Dispute, except that a Party, without prejudice to the following procedures, may file a complaint to seek preliminary injunctive or other provisional judicial relief, if in its sole judgment, that action is necessary to avoid irreparable damage or to preserve the status quo. Despite the filing of any such injunctive or other provisional judicial relief, the Parties shall continue, subject to Section 4.5 below, to participate in the applicable procedures specified in this Article IV.

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      4.2   INITIATION OF PROCEDURES. A Party desiring to initiate the dispute resolution procedures set forth in this Article IV with respect to a Dispute not resolved in the ordinary course of business (the "Initiating Party") shall give written notice of the Dispute (the "Dispute Notice") to the other Party (the "Non-Initiating Party"). The Dispute Notice shall include (i) a statement of that Party's position and a summary of arguments supporting that position, and
(ii) the name and title of the executive who will represent that Party, and of any other person who will accompany the executive, in the negotiations under
Section 4.3 below.

      4.3 NEGOTIATION BETWEEN EXECUTIVES. If one Party has given a Dispute Notice under Section 4.2 above, the Parties shall attempt in good faith to resolve the Dispute within forty-five (45) days following receipt of the Dispute Notice by the Non-Initiating Party by negotiation between senior executives of the respective Parties who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement or the matter in Dispute. Within fifteen (15) days after receipt of the Dispute Notice, the Non-Initiating Party shall submit to the other a written response. Such response shall include (i) a statement of that Party's position and a summary of arguments supporting that position, and
(ii) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within twenty-five (25) days following receipt of the Dispute Notice by the Non-Initiating Party, the executives of both of the Parties shall meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the Dispute.

      4.4   ARBITRATION.

      (a) If the Dispute has not been resolved within the required time period, or if the failure and/or refusal of a Party to participate in such procedures makes such procedures futile, either Party may initiate arbitration to resolve the Dispute by submitting a written notice of same to the other Party ("Arbitration Notice"). Any arbitration hereunder shall be conducted under the auspices of the American Arbitration Association (the "AAA") and its rules (the "Rules"), except to the extent terms expressly set forth in this Article IV are in conflict with or supplement such Rules, and shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq., as amended, and will not be governed by the arbitration acts, statutes, or rules of any other jurisdiction.

      (b) The arbitral panel shall consist of an odd number of arbitrators selected in the following manner. The Arbitration Notice shall name the noticing Party's arbitrator and shall contain a statement of the Dispute(s) presented for arbitration. Within fifteen (15) days of receipt of an Arbitration Notice, the other Party shall name its arbitrator by written notice to the noticing Party and may designate any additional Dispute(s) for arbitration. The Party-selected arbitrators shall select an additional, neutral arbitrator within fifteen (15) days after the date on which the final Party-selected arbitrator was named. Should the Party-selected arbitrators fail to agree on the selection of the neutral arbitrator, the noticing Party shall be entitled to request AAA to select the neutral arbitrator(s). Should the other Party fail and/or refuse to name its arbitrator within the required fifteen (15) day period, the other Party shall be entitled to request AAA to select the arbitrator for such Member. All arbitrators shall be qualified by education or experience within the natural gas interstate transportation portion of the energy industry to decide the Disputes presented for arbitration. No arbitrator shall be: (i) a current or former director, officer, or employee of any Party or its Affiliates; (ii) an attorney (or member of a law firm) who has rendered legal services to a Party or its Affiliates within the preceding three (3) years; or (iii) an owner of an ownership interest in or any of the common stock or units of a Party, its Parent or its Affiliates.

      (c) Arbitration Hearing. The arbitrators shall commence the arbitration proceedings within twenty-five (25) days following the appointment of the final neutral arbitrator. The arbitration proceedings shall be held at a mutually acceptable site and if the Parties are unable to agree on a site, the arbitrators shall select the site. The arbitrators shall have the authority to establish rules and procedures governing the arbitration proceedings, including, without limitation, rules concerning discovery. Each Party shall have the opportunity to present its evidence at the hearing. The arbitrators may call for the submission of pre-hearing statements of position and legal authority, but no post-hearing briefs shall be submitted. The arbitral panel shall not have the authority to award incidental, consequential, special, punitive or exemplary damages. All evidence submitted in the arbitration proceedings, transcripts of the proceedings, and all documents submitted by the Parties in the proceedings shall be kept confidential and shall not be disclosed to any third party by any Party.

      (d) Arbitration Decision and Costs. The decision of the arbitrators, or a majority of them, shall be in writing, shall explain the rationale of their decision, and shall be final and binding upon the Parties as to the Dispute(s) submitted for resolution. The cost of the arbitration hearing shall be shared equally by the Parties. Each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection it may have to the arbitrability of any such disputes, controversies or claims and further agrees that a final determination in any such arbitration proceedings shall be final, conclusive, nonappealable and binding upon each Member.

      (e) Enforcement of Award. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. The prevailing Party shall be entitled to reasonable attorneys' fees in any contested court proceeding brought to enforce or collect any award of judgment rendered by the arbitrators.

                                    ARTICLE V
                                  MISCELLANEOUS

      5.1 CHOICE OF LAW. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

      5.2 NOTICES. All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or facsimile shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party's signature to this Agreement, or at such other address as such Party may stipulate to the other parties in the manner provided in this Section 5.2.

      5.3 ENTIRE AGREEMENT; SUPERSEDURE. This Agreement constitutes the entire agreement of the parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

      5.4 EFFECT OF WAIVER OR CONSENT. No waiver or consent, express or implied, by any party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

      5.5 AMENDMENT OR MODIFICATION. This Agreement may be amended or modified from time to time only by a written amendment signed by the ILP and NPNG.

      5.6 ASSIGNMENT. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other parties hereto.

      5.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

      5.8 SEVERABILITY. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

      5.9 GENDER, ARTICLES AND SECTIONS. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and the plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.

      5.10 FURTHER ASSURANCES. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

      5.11 WITHHOLDING OR GRANTING OF CONSENT. Each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

      5.12 U.S. CURRENCY. All sums and amounts payable or to be payable pursuant to the provisions of this Agreement shall be payable in coin or currency of the United States of America that, at the time of payment, is legal tender for the payment of public and private debts in the United States of America.

      5.13 LAWS AND REGULATIONS. Notwithstanding any provision of this Agreement to the contrary, no Party hereto shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

      5.14 NEGATION OF RIGHTS OF LIMITED PARTNERS, ASSIGNEES, AND THIRD PARTIES. The provisions of this Agreement are enforceable solely by the parties to this Agreement, and no Limited Partner, Assignee or other Person shall have the right, separate and apart from the ILP, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

      5.15 ACKNOWLEDGMENT REGARDING CERTAIN PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY ACKNOWLEDGES AND AGREES (a) THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS HEREOF,
(b) THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT, (c) THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND HAS RECEIVED THE ADVICE OF SUCH COUNSEL IN CONNECTION WITH ENTERING INTO THIS AGREEMENT, AND (d) THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT PROVIDE FOR THE ASSUMPTION BY ONE PARTY OF, AND/OR RELEASE OF THE OTHER PARTY FROM, CERTAIN LIABILITIES ATTRIBUTABLE TO THE MATTERS COVERED BY THIS AGREEMENT THAT SUCH PARTY WOULD OTHERWISE BE RESPONSIBLE FOR UNDER THE LAW. EACH PARTY

HERETO FURTHER AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY SUCH PROVISIONS OF THIS AGREEMENT ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT SUCH PROVISIONS ARE NOT "CONSPICUOUS."

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and delivered as of the date first above written.

                                NORTHERN BORDER INTERMEDIATE
                                LIMITED PARTNERSHIP

                                By: _/s/ Jerry L. Peters
                                        Jerry L. Peters
                                        Chief Financial and Accounting
                                        Officer

                                Address for Notice:

                                13710 FNB Parkway
                                Omaha, NE 68154-5200

                                NORTHERN PLAINS NATURAL GAS
                                COMPANY

                                By: /s/ William R. Cordes
                                        William R. Cordes
                                        President

                                Address for Notice:

                                13710 FNB Parkway
                                Omaha, NE 68154-5200